EXHIBIT 99.1

    EMISPHERE`S ORAL INSULIN TABLET MULTI-DOSE DATA INDICATE DESIRED ACTIVITY
                      WITH NO OBSERVED HYPOGLYCEMIC EVENTS

   -RESULTS SUGGEST POSITIVE IMPACT ON GLYCEMIC CONTROL IN TYPE 2 DIABETICS -

Tarrytown, NY, January, 29, 2004 --- Emisphere Technologies, Inc. (Nasdaq: EMIS) today announced preliminary results from the first multiple-dose clinical study of an oral insulin tablet using its eligen(TM) technology. The 13-patient study (seven treated; six control) evaluated the safety, effect and tolerability of the oral insulin tablets when administered four times daily (10 minutes before meals and at bedtime) over a two-week period. These unaudited data support the belief that EMISPHERE(TM) oral insulin tablets can positively impact glycemic control in early-stage Type 2 diabetics (as measured by serum fructosamine, oral glucose tolerance, insulin sensitivity and secretion).

Of particular significance is that the study results demonstrated that repeated administration of Emisphere's oral insulin was not associated with hypoglycemic events, an adverse complication that is often associated with injected insulin and other anti-diabetic treatments.

Michael M. Goldberg, M.D., Chairman and Chief Executive Officer, Emisphere Technologies, Inc., commented on the study results, stating, "These two-week study results, while preliminary, are very promising. The oral insulin tablets improved several measures of blood glucose control in patients with early-stage Type 2 diabetes, while importantly avoiding the hypoglycemic events that often accompany injectable insulin. If further studies support these findings, this oral insulin - which combines convenience, a desirable dosing form and an improved tolerability profile- could represent a significant advance over the current standard of care."

The study, conducted by the Profil Institute in Nuess, Germany, enrolled Type 2 diabetic patients treated with diet alone (HbA[BASE OF 1C]<8.0%). After baseline assessments, patients were randomized to active treatment (two tablets containing a total of 300 U insulin/160 mg EMISPHERE(R) delivery agent) or controlled treatment (two tablets containing a total of 200 mg EMISPHERE(R) delivery agent), four times daily (10 minutes before breakfast, lunch and dinner, and once at bedtime).

Patients receiving EMISPHERE(TM) oral insulin tablets for two weeks showed improvement when compared to baseline levels on key testing parameters, including fasting blood glucose; two-hour, post-load blood glucose following an oral glucose tolerance test (OGTT), a standard clinical marker for assessing a diabetic's disease state; and, serum fructosamine levels (an indicator of average glycemic control over approximately the previous two weeks). Improvement was also seen in indices of insulin secretion and sensitivity (the Stumvoll first-phase insulin secretion capacity index and the Homeostasis Model Assessment, or HOMA, index).

While the control group also experienced improvements in certain parameters, most of these improvements were not statistically significant. Improvements in Type 2 diabetics are typically observed within the first two weeks of studies in diabetics, presumably due to lifestyle modifications. By contrast in the active group, clinicians observed that for key parameters for which a change was desired, the marked improvements from baseline were consistent and statistically significant (p<0.05 using a paired parametric t-test), and in all cases, of greater magnitude than in the control group. The study was not powered to demonstrate statistical significance between the active and control groups. A larger sample size would be required to evaluate statistically significant differences between the active and control groups.

Safety and tolerability findings among patients receiving the EMISPHERE(TM) oral insulin tablets included no hypoglycemic events, no serious adverse events and a low incidence of mild to moderate adverse events (of which two such events were deemed to be potentially related to the study drug).

The analysis presented in this release is based on unaudited data and thus is preliminary. Upon review of the audited data, Emisphere intends to submit the full results for peer-review publication and presentation at international scientific meetings.

RATIONALE FOR MEASURING FRUCTOSAMINE

Hemoglobin A[BASE OF 1C] (HbA[BASE OF 1C]) is considered by clinicians to be the gold standard of measurement for assessing long-term average glycemic control in Type 2 diabetics. Typically, meaningful changes in HbA[BASE OF 1C] require 3 months of observation following a change in treatment regimen. Levels of serum fructosamine correlate well with measurements of glycated HbA[BASE OF 1C], yet meaningful changes in serum fructosamine can be observed in as short a time period as two weeks. Therefore, serum fructosamine serves as an appropriate measure to assess the efficacy of Type 2 diabetic treatments for studies conducted for less than a 3 month period, such as the two-week period in Emisphere's study.

INSULIN AND TYPE 2 DIABETES
The ADA estimates that of the 17 million Americans with diabetes, 90-95% are Type 2 diabetics. The ADA recommends that patients with Type 2 diabetes who are treated with insulin should administer their insulin dose 30-45 minutes before mealtime (for regular insulin injections) so that it begins working as glucose from the time a meal enters the bloodstream. Emisphere's oral insulin tablet prototype meets this objective by enabling convenient dosing 10 minutes prior to a meal.

EMISPHERE(TM) ORAL INSULIN
Emisphere's oral insulin has the potential to mimic the natural physiology of insulin release, by targeting the liver prior to being distributed to the peripheral circulation, so that both the timing and location of naturally secreted (endogenous) insulin release are replicated. Orally delivered insulin, with the appropriate clinical attributes, may provide a more convenient and effective diabetes therapy with fewer complications when compared to existing medical treatments, and may be useful in halting the progression of early stage diabetes.

THE ELIGEN(TM) TECHNOLOGY

Emisphere's broad-based oral drug delivery technology platform, known as the eligen(TM) technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE(R) delivery agents, or "carriers". These molecules enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. Emisphere's eligen (TM) technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity.

ABOUT EMISPHERE TECHNOLOGIES, INC.

Emisphere Technologies, Inc. (Nasdaq: EMIS) is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere licenses its proprietary oral drug delivery technology, the eligen(TM) technology, to partners who typically apply it directly to their marketed drugs. Emisphere conducts proof-of-concept trials and other early-stage trials to advance the technology and increase value for potential partnering opportunities. Emisphere's eligen(TM) technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Four oral drug formulations containing an EMISPHERE(R) delivery agent have been accepted for clinical testing in the U.S. Emisphere has strategic alliances with world-leading pharmaceutical companies, including Novartis AG and Eli Lilly and Company. For further information, please visit www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere's product candidates and the sufficiency of Emisphere's cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere's drug delivery technology, Emisphere's ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Emisphere's Annual Report on Form 10-K (file no. 1-10615) filed on March 31, 2003.

                                       ###

        For additional information, please visit Emisphere's web site at

                                www.emisphere.com